Exhibit 99

REX American Resources Reports Record Fiscal Second Quarter 2026
Net Income Per Share Attributable to REX Common Shareholders of $1.06 vs. $0.22 in
Fiscal Second Quarter 2025

Company receives Class VI injection well draft permit from U.S. EPA

▪	Generated $1.06 of net income per share in Fiscal Q2 ’26 vs. $0.22 of net income per share in Fiscal Q2 ’25
▪	Reported gross profit of $53.3 million for Fiscal Q2 ’26 vs. $14.3 million in Fiscal Q2 ’25
▪	Reported Net Income to REX shareholders of $34.9 million in Fiscal Q2 ’26 vs. $7.1 million in Fiscal Q2 ’25

Dayton, OH - Wednesday, September 2, 2026 - REX American Resources Corporation (“REX” or the “Company”) (NYSE: REX), a leading ethanol production company, today announced financial and operational results for the Company’s fiscal second quarter 2026.

REX American Resources’ fiscal second quarter 2026 results principally reflect its interests in six ethanol production facilities. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated affiliates. Investors can view REX’s updated investor presentation by visiting https://investors.rexamerican.com/news-events/events-presentations.

Second Quarter 2026 Results

REX reported Q2 ’26 net sales and revenue of $168.5 million, compared to Q2 ’25 net sales and revenue of $158.6 million, primarily reflecting improved pricing. The Company reported production tax credit income of $18.4 million net of estimated monetization expenses in the second quarter of 2026. Second quarter 2026 gross profit for the Company was $53.3 million, compared with $14.3 million in Q2 ’25 reflecting improved crush margins and the benefits of the production tax credits. The Company reported interest and other income of $3.2 million in Q2 ’26, compared to $3.1 million in Q2 ’25. This led to Q2 ’26 income before income taxes and noncontrolling interests of $48.1 million, compared with $12.1 million in Q2 ’25.

Net income attributable to REX shareholders in Q2 ’26 was $34.9 million, compared to $7.1 million in Q2 ’25. Second quarter ’26 diluted net income per share attributable to REX common shareholders was $1.06, compared to $0.22 per share in Q2 ’25. Per share results for Q2 ’26 and Q2 ’25 are based on 33,090,000 and 33,010,000 diluted weighted average shares outstanding, respectively.

The following table summarizes select operating data for our consolidated entities:

	Three Months Ended July 31,		Six Months Ended July 31,
	2026	2025	2026	2025
Avg. selling price per gallon of ethanol (net of hedging)	$1.78	$1.75	$1.72	$1.75
Gallons of ethanol sold (in millions)	70.6	70.6	141.7	141.5
Avg. selling price per ton of dried distillers grains	$166.55	$143.63	$161.03	$144.66
Tons of dried distillers grains sold	145,081	148,017	300,113	301,027
Avg. selling price per pound of distillers corn oil	$0.72	$0.54	$0.63	$0.50
Pounds of distillers corn oil sold (in millions)	24.3	23.1	48.2	44.5

Update on One Earth Energy Ethanol Production Expansion and Carbon Capture Projects

REX is on-track to complete the construction phase of the expansion of ethanol production at the One Earth facility. The Company expects testing and commissioning to begin upon completion, with the expansion becoming operational during fiscal 2026.

On August 17, 2026, the Company’s carbon capture and sequestration project received draft permits from the U.S. Environmental Protection Agency (EPA) for three Class VI injection wells. The EPA is currently accepting public comments on the draft permits.

Capital expenditures to-date related to the One Earth Energy carbon capture and sequestration project and related expansion of ethanol production capacity at the Gibson City location totaled $191.2 million.

Balance Sheet

As of July 31, 2026, REX had $379.5 million of cash, cash equivalents, and short-term investments available and no bank debt.

Management Commentary

“During the second quarter of 2026 REX achieved several important milestones that further support and advance our long-term growth strategy,” said Zafar Rizvi, Chief Executive Officer of REX. “We continued to benefit from the Section 45Z tax credit program in the second quarter, which contributed $18.4 million directly to gross profit. Excluding the impact from 45Z tax credits, our quarterly gross profit from our core operations increased 144% over the same period in the prior year. In addition, we received notice from the U.S. EPA that our One Earth carbon capture and sequestration project had been issued draft permits on August 17th for three Class VI injection wells. We are pleased to have reached this important regulatory milestone and look forward to advancing the project in coordination with the EPA and Illinois regulators. The second quarter marked REX’s 24th consecutive profitable quarter and represented a record second quarter on an earnings-per-share basis for the company. REX’s long-term prospects remain strong, supported by the continued dedication, hard work, and execution of our team across all of our operations.”

Conference Call Information

REX will host a conference call at 11:00 a.m. ET today to discuss the Company’s fiscal second quarter results and will also host a question and answer session. To access the conference call, interested parties may dial (877) 269-7751 (US) or (201) 389-0908 (international). Participants can also view an updated presentation, as well as listen to a live webcast of the call by going to the Investors section on the REX website at www.rexamerican.com. A replay will be available shortly after the live conference call and can be accessed by dialing (844) 512-2921 (US) or (412) 317-6671 (international). The passcode for the replay is 13762348. The replay will be available for 30 days after the call.

About REX American Resources Corporation
REX American Resources Corporation has interests in six ethanol production facilities, which in aggregate have production capacity totaling approximately 730 million gallons per year. REX’s effective ownership of annual volumes is approximately 300 million gallons. Further information about REX is available at www.rexamerican.com.

Forward-Looking Statements

This press release contains or may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, distillers corn oil, gasoline and natural gas, commodity market risk, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, success in permitting and developing the planned carbon sequestration facility near the One Earth Energy ethanol plant, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy and tariffs, changes in foreign currency exchange rates, the effects of terrorism or acts of war and the effect of pandemics on the Company’s business operations, including impacts on supplies, demand, personnel and other factors. The Company does not intend to update publicly any forward-looking statements except as required by law.

Investor Contacts

Douglas Bruggeman
Chief Financial Officer

Caldwell Bailey
ICR, Inc.
rexamerican@icrinc.com

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended July 31,		Six Months Ended July 31,
	2026	2025	2026	2025
Net sales and revenue	$168,493	$158,563	$324,992	$316,903
Production tax credit income	18,410	-	25,959	-
Cost of sales	133,603	144,244	268,580	288,242
Gross profit	53,300	14,319	82,371	28,661
Selling, general and administrative expenses	(15,622)	(6,201)	(25,350)	(12,145)
Equity in income of unconsolidated affiliates	7,195	891	10,761	1,897
Interest and other income, net	3,245	3,088	6,451	7,310
Income before income taxes	48,118	12,097	74,233	25,723
Provision for income taxes	(7,472)	(2,769)	(11,909)	(5,723)
Net income	40,646	9,328	62,324	20,000
Net income attributable to noncontrolling interests	(5,702)	(2,217)	(8,928)	(4,211)
Net income attributable to REX common shareholders	$34,944	$7,111	$53,396	$15,789

Weighted average shares outstanding – basic and diluted	33,090	33,010	33,019	33,388

Basic and diluted net income per share attributable to REX common shareholders	$1.06	$0.22	$1.62	$0.47

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

	July 31, 2026	January 31, 2026
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,328	$188,734
Short-term investments	288,186	187,048
Accounts receivable	23,479	14,682
Inventory	28,980	28,422
Refundable income taxes	8,602	12,374
Prepaid expenses and other	17,502	16,568
Total current assets	458,077	447,828
Property and equipment, net	293,962	272,029
Operating lease right-of-use assets	14,095	17,594
Finance lease right-of-use assets	16,609	17,558
Other assets	27,218	4,963
Equity method investment	46,515	37,759
TOTAL ASSETS	$856,476	$797,731
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$36,687	$38,400
Current operating lease liabilities	7,014	6,921
Current finance lease liabilities	469	469
Accrued expenses and other current liabilities	22,368	29,587
Total current liabilities	66,538	75,377
LONG-TERM LIABILITIES:
Deferred taxes	7,443	4,065
Long-term operating lease liabilities	7,730	11,148
Long-term finance lease liabilities	2,606	2,731
Other long-term liabilities	545	2,405
Total long-term liabilities	18,324	20,349
EQUITY:
REX shareholders’ equity:
Common stock	332	329
Paid-in capital	11,157	66
Retained earnings	663,713	610,317
Treasury stock	(1,581)	-
Total REX shareholders’ equity	673,621	610,712
Noncontrolling interests	97,993	91,293
Total equity	771,614	702,005
TOTAL LIABILITIES AND EQUITY	$856,476	$797,731

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Six Months Ended
	July 31, 2026	July 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$62,324	$20,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,902	7,101
Noncash operating lease expense	3,499	3,197
Amortization of finance lease right-of-use assets	949	475
Stock-based compensation expense	6,005	1,022
Income from equity method investments	(10,761)	(1,897)
Dividends received from equity method investments	2,005	2,506
Interest income from investments	(4,338)	(2,999)
Loss on disposal of property and equipment – net	131	172
Deferred income taxes	7,362	4,293
Changes in assets and liabilities:
Accounts receivable	(8,797)	(3,317)
Inventory	(558)	44
Prepaid expenses and other assets	(27,269)	(583)
Refundable income taxes	3,771	(2,022)
Accounts payable – trade	(1,278)	(9,896)
Long-term taxes payable	-	226
Accrued expenses and other liabilities	(3,924)	(5,514)
Net cash provided by operating activities	38,023	12,808
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(34,977)	(28,924)
Purchases of short-term investments	(320,800)	(90,671)
Maturities of short-term investments	224,000	187,000
Proceeds from disposal of real estate and property and equipment	299	-
Deposits	(17)	128
Net cash (used in) provided by investing activities:	(131,495)	67,533
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(1,581)	(33,382)
Noncontrolling interests distributions	(2,228)	(2,252)
Principal paid on finance lease liabilities	(125)	-
Net cash used in financing activities	(3,934)	(35,634)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(97,406)	44,707
CASH AND CASH EQUIVALENTS – Beginning of period	188,734	196,255
CASH AND CASH EQUIVALENTS – End of period	$91,328	$240,962

Non-cash investing activities – Accrued capital expenditures	$4,923	$694
Non-cash investing activities – Capital additions transferred from prepaid expenses	$123	$536
Non-cash financing activities – Stock awards accrued	$1,958	$559
Non-cash financing activities – Stock awards issued	$7,044	$2,036
Non-cash financing activities – Excise tax on stock repurchases accrued	$-	$258
Operating right-of-use assets acquired and liabilities incurred upon lease commencement	$-	$3,007
Finance right-of-use assets acquired and liabilities incurred upon lease commencement	$-	$3,381